Exhibit 99.2

IHOP Corp.

Third Quarter 2005 Call Script

Operator Introduction—Welcome and Instructions

Good day ladies and gentlemen, and welcome to IHOP’s third quarter 2005 conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Stacy Roughan—Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s third quarter 2005 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to inform you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.

These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission, news releases and future conference calls. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart—Third Quarter 2005 Performance Drivers

Thanks, Stacy, and welcome to everyone participating on the call.

I am pleased to be here today to discuss our strong financial results.  This quarter’s performance underscores our ability to successfully manage our business through our key operating levers:  same-store sales growth, G&A control, and share repurchase.  In addition, we will also update you on our three core strategies—Energizing the Brand, Improving Operations Performance and Maximizing Franchise Development.  Finally, we’ll provide a thorough discussion of our updated financial guidance for the year—and the news is great!

Let’s start with earnings.  Excluding charges impacting year-over-year comparisons, net income for the third quarter 2005 increased 25.4% to $12.0 million [dollars], or an increase of 31.9% in diluted net income per share to $0.62 [cents].  Net income for the first nine months of 2005 rose 11.9% to $34.5 million [dollars], or an increase of 18.4% in diluted net income per share to $1.74 [dollar/cents], excluding charges impacting year-over-year comparisons.

Our earnings performance for the quarter and year-to-date reflect a few key factors.

First, we generated a significant improvement in same-store sales during the third quarter, which translated to improved performance of our core Franchise Operations segment as well as the Rental Operations segment, where approximately 40% of our lease agreements are tied to sales performance.

Second, our continued focus on managing G&A expense now has us running slightly below 2004 levels, which further enhanced operating leverage in our business.

Finally, we continued to follow through on our share repurchase program.   During the third quarter, we bought back approximately 740,000 shares, or $30.3 million [dollars] worth of IHOP stock.  With the Board’s recent authorization of an additional one million shares, we now have approximately 950,000 shares left to repurchase out of our cumulative 4.6 million share authorization.

System-wide same-store sales increased 4.5% for the third quarter, and 2.1% for the first nine months of the year.  Our sales results represent IHOP’s 11th consecutive quarter of positive same-store sales growth, and notably marked a return to positive traffic trends for the quarter.

Exceptional guest response to our limited time promotion, Funnel Cake Carnival, during the months of July and August reignited system-wide sales momentum.  This continued in the month of September with the strong performance of our current promotion, French Toast Festival.  Both promotions were supported by national cable advertising and compared favorably to the performance of the previous year’s promotions during the same period—Paradise Pancakes and All You Can Eat Popcorn Shrimp.

We attribute the success of this promotional line up to our ability to effectively leverage IHOP’s core brand equities around breakfast.  Breakfast promotions are up our “power alley” and offered strong product appeal that motivated guests to visit IHOP restaurants during the quarter.  Simply put, breakfast offerings work for IHOP.  Importantly, they also allow franchisees the flexibility to offer price points that present value to our guests and enhance their own profitability.

We are reiterating our same-store sales guidance of 2% to 4% growth for 2005.   We made up significant ground in the third quarter, and we expect positive momentum to continue into the fourth quarter of the year.

Specifically, French Toast Festival continues to be a strong performer.  Our final product promotion of the year—Sweet Caramel Combos—remains focused on leveraging IHOP’s core brand equity around breakfast with Caramel and fruit topped pancakes, French toast and crepe options.  This promotion launches next week and will run for the balance of the year supported by local media advertising.

The roll out of our national gift card program is now complete, and gift cards are being offered in every IHOP restaurant nationwide.  With the system-wide adoption of gift cards in the months leading up to the holiday season, we have both an incremental sales opportunity with gift card redemption before year-end, and a strong sales catalyst and traffic driver in early 2006.

Additionally, we continue to work with franchisees of high potential locations to adopt 24-hour operations.  As of the end of the third quarter, 680 IHOP restaurants, or 56% of the system, operated some form of 24-hour operations.

In our efforts to build IHOP’s credibility at all dayparts, franchisees and IHOP’s Operations team are preparing for the system’s second core menu update this

year.   Rolling out at the end of November, menu enhancements will include the addition of new items that expand our breakfast menu, as well as the introduction of contemporary, flavorful offerings for non-breakfast dayparts.  In addition, we are encouraged by franchisees continuing to exercise moderation in their menu pricing.  Pricing moderation is a particularly important factor as we strive to maintain IHOP’s value relationship with our guests.

We will also introduce the “IHOP for Me” menu next month, which highlights menu choices for guests monitoring their caloric, fat or carbohydrate intake.  Many of these items have always been on IHOP’s menu, but had never been highlighted.  The “IHOP for Me” menu is a supplemental menu available to guests at every IHOP restaurant.

Our ICON restaurant remodel package also plays an important role building IHOP’s credibility at all dayparts.  Since of the beginning of the year, 158 ICON remodels have been completed or are currently underway.  There are an additional 95 remodels pending commencement, and we expect that many of these will be finished by year end.   Therefore, we expect to meet the lower end of our 2005 expectations of 225 to 250 remodels.

Turning to the impact of hurricanes during the quarter… Due to the nature of our highly franchised operating model, IHOP Corp. experienced minimal financial impact as a result of closures and building damage due to the hurricanes.  There were approximately 420 days in which franchise restaurants were closed due to the hurricanes during the third quarter.  This represents an approximately $80,000 [dollar] impact to our P&L, which accounts for lost royalties and pancake batter sales during these closures.

From a relief and support standpoint, I have been overwhelmed by the generosity of the IHOP family.  Through our combined efforts, we established the IHOP Katrina Relief Fund with all the donations going to franchisees who in turn distributed funds directly to their employees affected by Hurricane Katrina.  Additionally, franchisees throughout the country held fundraisers at their restaurants, donated food to charitable events, and coordinated relief supplies delivered to affected areas.  Additionally, 400 IHOP locations came together to raise funds for the American Red Cross on October 5th’s “Dine for America” event.  I couldn’t be more proud.

There has been a lot of concern about the possible impact of higher gas and energy prices as a result of the hurricanes on restaurant companies.  As a management team, we believe success is largely within our control, and we continue to focus on IHOP’s core strategies to remain competitive in a more challenging macro environment. We are focused on maintaining a value relationship with our guests, and our recent efforts to educate franchisees about strategically pricing their menus and moderating increases should strengthen this position.

From a financial perspective, our model is resilient, and, because we are highly franchised, our operating model does not easily de-leverage.  While same-store sales performance is an important measure of the momentum in our system and a valuable financial lever for us, we are less dependant on this lever for bottom line performance.  In periods of modest same-store sales performance, we are able to manage G&A more aggressively to deliver on earnings expectations, which we have demonstrated well this year.  In addition, the effects that commodity and energy costs and natural disasters have on IHOP’s bottom line performance also are less because these factors are absent from our financial statements.

This compares favorably to restaurant operating companies, which have extensive cost structures and are highly dependent on same-store sales to leverage these significant costs.   Finally, IHOP has unique, “old model” sources of profitability that will continue for some time to come.  Coupled with our ability to manage the key operating levers of our core business, IHOP should be viewed favorably as you consider the relative impact of macro factors on our business.

Turning to our efforts to improve the operational performance of our system, during the quarter, we held our National Franchise Conference in Orlando.  With nearly 1,000 franchisees, vendor partners and employees in attendance, we came together to set our operating path for 2006.  We had an unprecedented number of breakout sessions, many of which were co-led by franchisees, to promote practical and interactive discussions about such topics as:  strategic menu configuration, operating clean, safe restaurants, understanding IHOP guests better, and getting the most out of our Point-of-Sale technology, among other topics.  In addition, we introduced a margin analysis aid that will help franchisees make pricing decisions.  We shared knowledge and collaborated with our franchisees, and provided them with information to support their efforts to run better, more profitable restaurants.   The response has been very positive, with most of our franchisees agreeing that this year’s National Franchise Conference was the most valuable event IHOP has ever held.

Moving to Franchise and Development, our franchise development pipeline remains strong with franchisees signing commitments to develop another 46 restaurants during the third quarter.  This brings total commitments and options to 377 restaurants.   Some of the highlights from our efforts during the quarter include multi-store deals to build out the states of Alabama and Hawaii, as well as attracting franchisees new to the IHOP system to develop restaurants.   We are also pleased with the number of female franchisees who signed development agreements as we continue to foster diversity within our franchise community.

We are currently in the process of finalizing legal agreements that, when signed, could add up to 51 more IHOP restaurants to the pipeline.  Signed, optioned and pending development commitments now total 428 IHOP restaurants, which comfortably exceeds the low end of the 300 to 700 units we believe are possible in the domestic U.S.

Franchisees and our Florida area licensee opened 13 new IHOPs during the third quarter, compared to 12 restaurants last year.  This brings year-to-date franchise and area licensee restaurant openings to 38 new IHOPs.  The fourth quarter is historically heavy with new restaurant openings.  Therefore, we remain confident of meeting our goal of 60 to 68 new IHOPs developed by franchisees and our Florida area licensee in 2005.

In summary, all of our key strategies were at play during the third quarter—Energizing the Brand, Improving Operations and Maximizing Franchise Development—each of which contributed to our strong financial performance.

For a more detailed discussion of our third quarter results, I’d like to now turn the call over to our Chief Financial Officer, Tom Conforti.

Tom Conforti—Third Quarter 2005 Performance Detail

Thanks, Julia, and good morning everyone.  Today, I’ll walk you through our performance for third quarter 2005.  Let’s begin with our earnings picture.

We reported an increase of 56.0% in net income to $12.0 million [dollars], or an increase of 63.2% to $0.62 [cents] in diluted earnings per share for the third quarter 2005.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges of $3.1 million [dollars] recorded in the third quarter 2004 related to our strategic repositioning of Company-operated restaurants.  Excluding these charges, net income for the third quarter 2005 increased 25.4% to $12.0 million [dollars], or an increase of 31.9% to $0.62 [cents] in diluted net income per share.

For the nine months ended September 30, 2005, we reported an increase of 48.1% in net income to $34.0 million [dollars], or an increase of 56.9% to $1.71 [dollar/cents] in diluted net income per share.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges of $13.1 million [dollars] recorded in the first nine months of 2004 related to our strategic repositioning of Company-operated restaurants.  Excluding these charges, net income for the first nine months of 2005 increased 11.9% to $34.5 million [dollars], or an increase of 18.4% to $1.74 [dollar/cents] in diluted net income per share, year-over-year.

Before I cover our reporting segments, I would like to move directly to a discussion of the hurricanes that were experienced in the third quarter.

In terms of property damage to restaurants developed under our old model for which we have a financial position, Hurricane Katrina destroyed two restaurants in Gulfport and Biloxi, Mississippi.  The total asset balance associated with these two restaurants was $73,000 [dollars].  Another restaurant remains closed in New Orleans due to extensive damage from the storm.  This restaurant has an asset level of $1.5 million [dollars] on our balance sheet, but we are fully covered by insurance for the site.  Therefore, we expect this will result in an immaterial earnings impact for IHOP Corp.

Now, let’s turn to a brief discussion of the Company’s quarterly and year-to-date profit performance highlights by our four key reporting segments.

In our core business, Franchise Operations, profit increased by 10.8% to $22.6 million [dollars] for the third quarter, and by 9.9% to $65.7 million [dollars] for the first nine months of 2005.  Segment revenue grew by 10.7% to $43.3 million [dollars] in the quarter, and by 7.5% to $124.1 million [dollars] for the first nine months of 2005.  The increases were due to higher franchise retail sales as a result of growth in effective units as well as growth in same-store sales performance during these periods.  Franchise retail sales increased 10.5% and 7.6% for the quarter and year-to-date, respectively, as a result of a 5.6% and 5.7% growth in the number of effective franchise restaurants for the quarter and year-to-date, respectively.  Same-store sales increases of 4.5% and 2.1% for the quarter and year-to-date also fueled franchise retail sales growth.

Franchise Operations expense grew at a lower rate for the quarter and the first nine months of the year due to a planned reduction in the Company’s contribution to the IHOP advertising fund for the full year, as well as lower subsidies related to IHOP’s Point-of-Sales adoption efforts.

Turning to Rental Operations… Rental Operations profit increased by 2.6% to $8.6 million [dollars] for the third quarter 2005, and decreased by 2.4% to $25.4 million [dollars] for the first nine months of 2005.  Aggregate profit increased for the quarter primarily due to our strong same-store sales performance for the quarter as approximately 40% of our lease agreements are tied to sales performance.  Rental Operations profit decreased year-to-date primarily due to lowered rent margins related to our aggressive refranchising efforts in 2004 and slower same-store sales growth in the first half of 2005.  Rental Operations expense grew in both periods due to an increase in the number of effective leases.

Turning to Company Operations, our management of this segment continued to improve, resulting in a profit of $15,000 [dollars] for the quarter, and improved our year-to-date loss of $800,000 [dollars] in this segment.  This improvement reflects our successful refranchising and repositioning efforts which produced a 75.8% decrease in effective Company Restaurants for the first nine months of the year.  As a result, we ended the quarter with only four Company-operated restaurants located in our dedicated Company market in Cincinnati, versus a total of 21 Company restaurants at the end of the third quarter last year.  In addition, strong sales and continued labor and food cost management in Cincinnati helped produce breakeven results for the quarter in this segment.

Finally, let’s turn to Financing Operations. Financing Operations segment profit decreased, as expected, by 8.9% to $3.7 million [dollars] for the third quarter 2005, and by 12.1% to $11.8 million [dollars] for the first nine months of 2005.  This decrease was primarily due to the declining long-term note balances at the end of these periods in 2005 versus the same periods last year.   On occasion, the performance of our Financing Operations segment can benefit from the refranchising of Company-operated restaurants, as refranchising is typically completed on terms which are similar to our old business model.   This was the case in the third quarter as we refranchised 13 take backs, driving revenue 49.4% higher over the same quarter last year.  This increase was offset by 117.2% increase in Financing Operations expense primarily due to increased expense associated with the cost of sales for refranchised restaurants.

G&A spending decreased 5.4% to $14.9 million [dollars] for the quarter and decreased 1.1% to 43.0 million [dollars] for the first nine months of the year, due to proactive G&A management efforts.  Included in these efforts were reduced travel and meeting expense, savings in recruiting and relocation expense and reduced management consulting fees.  These savings were partially offset by increases in depreciation and amortization related to Information Technology investment, among other factors.

Moving to our Cash Flow statement, Cash Flow from Operations decreased for the first nine months of 2005 to $45.4 million [dollars] compared to $51.8 million [dollars] in the same period in 2004.  This reduction reflected a non-cash charge of $13.1 million [dollars] in pre-tax impairment and closure charges recorded in the first nine months of 2004.  Additionally, the Company recognized a one-time cash benefit in the first quarter 2004 from taxes prepaid in the fourth quarter 2003, which we did not benefit from this year.

Capital expenditures were reduced from $11.6 million [dollars] in the first nine months ended September 30, 2004 to $3.5 million [dollars] in the first nine months of this year, primarily due to the Company’s business model change.  IHOP was in the process of completing investment in the old business model restaurant development in 2004, which is not a factor for us this year.

Free Cash Flow—which we define as Cash from Operations less CAPEX—came in at a positive $42.0 million [dollars] in the first nine months of 2005, versus $40.2 million [dollars] in the same period last year.

Now, turning to the balance sheet, the balance of cash, cash equivalents and marketable securities at the end of the first nine months of 2005 declined 30.7% to $40.6 million [dollars] compared to year-end 2004.  This is primarily due to the net increase in cash generated net of CAPEX, being offset by share repurchases and dividend payments in the first half of 2005.  Our longer-term asset categories showed a continuing gradual decline, as expected, due to our business model change.  Long-term receivables decreased to $324.2 million [dollars] from $337.2 million [dollars] at the end of 2004.  The balance of property and equipment decreased 2.9% to $317.2 million [dollars] from the end of last year.

Julia noted our continued share repurchase activities during the quarter.  However, with regard to share repurchase significantly beyond this level, I wanted to make you aware of a covenant restriction that is contained on our debt that will limit, over time, our ability to repurchase stock.  This provision that has been in place since before the change to our new business model and our subsequent commitment to share repurchase.  This does not impact our ability to repurchase the remaining 950,000 shares under our current authorization, but will need to be addressed before moving ahead with repurchases significantly beyond this level.

Our Board of Directors declared a quarterly cash dividend of $0.25 [cents] per common share payable on November 22, 2005 to shareholders of record as of November 1, 2005.  Since we began paying a dividend in May 2003, we have returned $51.7 million [dollars] of cash to shareholders through regular dividend payments.

Now, I’d like to turn the call back to Julia.

Julia Stewart—Wrap Up to Q&A

Thanks, Tom.  Before I open the call for questions, I would like to update our performance guidance and assumptions for 2005.

Because of our strong performance throughout the first three quarters of the year, we are increasing our 2005 performance guidance.  We now expect diluted net income per share to range between $2.15 [dollars/cents] and $2.20 [dollars/cents].  This increase is primarily due to a combination of reduced G&A expense—which is now expected to come in at the lower end of our $61 to $63 million [dollar] guidance—and the positive impact of more aggressive share repurchase during the year.  Previously, we expected net income per diluted share to range between $2.02 and $2.12 for 2005.

We are not changing our guidance for unit openings and same-store sales.  We expect that our franchisees, area licensee in Florida and IHOP Corp. should open a total of 62 to 72 new IHOP restaurants this year. Additionally, we still expect to generate positive same-store sales growth in the range of 2% to 4% for the full year 2005.

For fiscal 2005, we expect Cash from Operations to come in at the lower end of our previously shared guidance of $55 million [dollars] to $65 million.

We are lowering our CAPEX guidance for fiscal 2005 to range between $9 million [dollars] and $11 million [dollars].  This is primarily due to the timing of expenditures associated with the opening of Cincinnati Company restaurants in

2006, lower than expected remodel costs associated with take backs, and other miscellaneous investments.

For fiscal 2005, we expect the principal receipts from franchise and equipment contracts receivable to come in at the higher end of our previously shared guidance of $15 million [dollars] to $20 million [dollars].   As many of you know, the run off of these receivables will continue to be a reliable source of cash for years to come.  You should expect this level of receivable run off to decrease by approximately $700,000 [dollars] to $800,000 [dollars] each year.

2005 has been a year dedicated to maximizing shareholder value by remaining focused on optimizing the IHOP brand and concept.  This involved enhanced Marketing and R&D strategies, Operations and Training improvements, Information Technology application, and leadership in the area of Franchise and Development.  For us, it has been all about driving organic growth and creating sustained system momentum, and we’re doing just that.

Maximizing shareholder value also involves taking full advantage of ongoing benefits that our old model provides.  This means managing Rental Operations in a way that continues to create value in our second most profitable operating segment.   We have also demonstrated an exceptional track record for refranchising restaurants under attractive economics.  And, we continue to closely manage our receivable run-off to maximize the cash contribution of these note balances.

Finally, we maximize shareholder value through the deployment of our cash in the form of dividend payments and share repurchase, which, has resulted in more than $190 million [dollars]  being returned to shareholders to date.

We are committed to maximizing shareholder value, and we will continue to seek out the best ways in which we can deliver on this commitment to our shareholders in the future.

With that, Tom and I would be happy to answer any questions you might have.  Operator?

Julia Stewart—Closing Remarks

Thanks again for joining us today.  Should you have any follow up questions, Tom and I are here and available, so just give us a call.  We look forward to speaking to you on our investor call, which will cover our 2006 Performance Guidance, currently scheduled for 11:00 a.m. Eastern on Tuesday, January 31, 2006.